Points International Ltd. to Present at Upcoming September Financial Conferences

TORONTO, August 23, 2007, Points International Ltd. (TSX: PTS; OTCBB: PTSEF), the world’s leading loyalty reward solutions provider and owner of the Points.com portal, today announced that Rob Maclean, Chief Executive Officer, Christopher Barnard, President, and Anthony Lam, Chief Financial Officer, will present to the investment community at the following September financial conferences:

ROTH 2007 New York Conference
Date: Wednesday, September 5, 2007
Time: 8:30 am ET
Location: The Westin New York at Times Square, New York, NY

Merriman Curhan Ford & Co. 4th Annual Investor Summit 2007
Date: Tuesday, September 18, 2007
Time: 9:00 am PT
Location: The Mark Hopkins InterContinental Hotel, San Francisco, CA

ThinkEquity Partners, LLC 5th Annual Growth Conference
Date: Wednesday, September 19, 2007
Time: 1:30 pm PT
Location: The St. Regis Hotel, San Francisco, CA

About Points International Ltd.

Points International Ltd. is the owner and operator of Points.com, the world's leading reward program management portal. At Points.com consumers can Swap, Earn, Buy, Gift, Share and Redeem miles and points from more than 25 of the world's leading reward programs. Participating programs include American Airlines AAdvantage® program, American Express® Membership Rewards®, Aeroplan®, AsiaMiles(TM), Cendant TripRewards®, Delta SkyMiles®, Gold Points Reward Network, InterContinental Hotels Group's Priority Club® Rewards, and S&H greenpoints. Redemption partners include Amazon.com® and Starbucks.

Website: http://www.points.com

CONTACT:
Anthony Lam, CA, CFO	Alex Wellins or Brinlea Johnson
Points International Ltd.	The Blueshirt Group
(416) 596-6382	(415) 217-7722
anthony.lam@points.com	alex@blueshirtgroup.com